Exhibit 99.1

Wednesday February 18, 9:03 am Eastern Time

Company Press Release

Oryx Technology Consolidates Operations

Intends to Sell TTS Instruments Division

FREMONT, Calif.--(BUSINESS WIRE)--February 18, 1998--Oryx Technology Corp. (NASDAQ:ORYX - news) today announced that it has consolidated operations, increasing its focus on its more profitable materials businesses. The company also announced its plan to sell its Instruments Division. These announcements are in line with the company's previously announced strategy to reduce costs and raise additional capital to accelerate development of its advanced SurgX ESD surge protection technology.

Under the reorganization, the company's SurgX division, which designs, manufactures and markets proprietary advanced surge protection components, will be consolidated with Oryx's specialized materials business, the company's original core business. Recently this group, which is a leading supplier of sputtering target assemblies to the rigid memory disk market, celebrated 20 years of operation.

In conjunction with this consolidation, the company also announced that it has reached an agreement to sell its Instruments Division, a manufacturer of process monitoring systems which analyze rigid disk and semiconductor wafer surfaces for chemical contamination, to a private investor group. Terms of the sale will be disclosed when the definitive agreement is reached.

The company's Power Products group will continue to be managed as a stand alone operation. This division designs, manufactures and markets custom and standard AC/DC switching power supplies and high density DC/DC power conversion products for various electronics products.

Commenting on the restructuring, Phil Micciche, President and Chief Executive Officer of Oryx, said, "We are pleased to announce that we have reached an
agreement  in  principle  to  sell  the   Instruments   Division  as  this  will
significantly reduce our operating expenses and allow us to focus additional financial resources on furthering development of our proprietary SurgX technology. We believe our SurgTape and SurgX Liquid technologies represent significant market opportunities for Oryx, and focusing our efforts on these markets is in the best long-term interests of our shareholders. The expected divestiture of Instruments group and the restructuring of SurgX under the Materials Division represents a monthly reduction in operating losses of approximately $250,000 to Oryx," concluded Micciche.

Headquartered in Fremont, California, Oryx Technology Corp. is a technology management Company with a proprietary portfolio of high technology products in surge protection, power supplies and specialized materials and material analysis. The Company's customers include key OEM's in the fast growing information industry including: IBM, Seagate Technology and Xerox. Oryx's common stock trades on the NASDAQ Small Cap Issues Market under the symbol ORYX.

Certain matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in the Company's form 10-KSB, as amended, filed for the fiscal year ended February 28, 1997 with the Securities and Exchange Commission and various other filings. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increase to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.

For more information on Oryx Technology Corp. please call (800) PRO-INFO, ORYX

Contact:

     Oryx Technology Corp.
     Philip Micciche/Mitchel Underseth
     510/492-2080
               or
     Financial Relations Board
     Jordan Goldstein (Analysts)
     Hannah Bruce (General Info.)
     415/986-1591